June 21, 1996

Mr. Carl J. Greenwood, Agent for
Kenneth H. Dart, Trustee of Trust B of The
Dart Family Revocable Estate Trust created
May 16, 1975
440 W. First St., Suite 201
Tustin, CA 92680

     Re: Release of NYLIFE  HealthCare  Management,  Inc.,  Guarantor of Express
         Scripts, Inc. obligations under the Lease Agreement

Gentlemen:

         As you are aware, NYLIFE HealthCare Management, Inc ("NYL") is the Guarantor under a Guaranty Agreement, dated June 30, 1993 of NYL, for the purpose of guaranteeing certain obligations of Express Scripts, Inc. Under its a Single-Tenant Lease - Net Agreement with James M. Chamberlain, Trustee of the Chamberlain Family Trust dated June 30, 1993 ("Lease"), said Lease having been assigned to Kenneth H. Dart, Trustee of Trust B of the Dart Family Revocable Estate Trust created May 16, 1975.

         Section 13 of the Guaranty Agreement provides for the release of the Guarantor from the Guaranty prior to the expiration of the term of the Lease if Express Scripts achieves certain financial milestones defined therein, and the Guarantor certifies to Express Scripts' current and future ability to satisfy Express Scripts' obligations under the Lease. Express Scripts has met the financial objectives required under Section 13 and, therefore, NYL, as Guarantor, hereby requests release of its obligations under the Guaranty Agreement.

         Enclosed herewith is correspondence from Express Scripts' Associate General Counsel providing the documentation required under Sections 13 (a) (i) and (ii) with respect to Express Scripts' financial milestones. In addition, NYL is providing the following certification pursuant to the requirement of Section 13 (b) of the Guaranty Agreement:

     The Guarantor, by signature below, states that as of this date, there exists no ascertainable potential event or liability, to the best of its knowledge, which materially adversely affects Express Scripts' current or future ability to satisfy Express Scripts' obligation under the Lease.

         Please indicate your acknowledgment to the release of the Guaranty Agreement by providing the appropriate signature where indicated below on the three copies enclosed. Please retain one copy for your files and return two executed copies to Jennifer Goldberg Low, Express Scripts, Inc., 14000 Riverport Drive, Maryland Heights, Missouri 63043.

         If you have any questions please contract  Maureen  McGrath,  Esq. at
212)576-5718.

                                      Very truly yours,

                                      NYLIFE HealthCare Management, Inc.


                                      By:      CINDY CRAFT
                                               Cindy E. Craft
                                               Assistant Secretary



Kenneth H. Dart, Trustee of Trust B of The
Dart Family Revocable Estate Trust created
May 16, 1975 hereby acknowledges and
agrees to the release of NYLIFE HealthCare
Management, Inc. From the Guaranty Agreement dated June 30, 1993.


KENNETH H. DART, TRUSTEE

By:      KENNETH H. DART
         Kenneth H. Dart, Trustee

cc:      Jennifer Goldberg Low